EXHIBIT 99.1

Alta Mesa Announces Third Quarter 2014 Financial Results and Operational Update

HOUSTON, Nov. 12, 2014 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the third quarter of 2014 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 2:00 p.m., Central time (877-300-8521).

Financial and operational highlights of note for the third quarter of 2014 include the following:

  Production totaled 1.850 Mmboe, or 20,100 BOE per day
  Oil and natural gas liquids production up 47% from Q3-2013
  Production mix increases to 65% oil and natural gas liquids, up from 54% in Q3-2013
  Continued divestiture of non-core natural gas assets

Adjusted EBITDAX

Adjusted EBITDAX (a non-GAAP financial measure, defined below) in the third quarter of 2014 was $80 million compared to $57 million in the third quarter of 2013 which is within the previously provided guidance of $80 to $84 million. The difference in Adjusted EBITDAX between the two periods was due primarily to increased oil and natural gas liquids production, partially offset by increased general and administrative costs. Adjusted EBITDAX for the fourth quarter of 2014 is expected to range between $68 and $72 million.

Production

Production volumes in the third quarter of 2014 totaled 1.850 million barrels of oil equivalent ("Mmboe"), or an average of 20,100 barrels of oil equivalent per day (within the previously provided guidance of 20,000 to 22,000 BOE per day), up 22% compared to 1.512 Mmboe or 16,400 barrels of oil equivalent per day in the third quarter of 2013. The increase in production is primarily a result of the successful and continued development in the Sooner Trend (up 274%) and Weeks Island (up 80%). Production in the third quarter of 2014 was composed of 57% oil, 35% natural gas and 8% natural gas liquids. During the third quarter, the Company sold its Austin Chalk deep gas assets and the remainder of its Deep Bossier dry gas assets, both in east Texas, for a total of $54 million representing approximately 2,000 BOE per day of production (90% natural gas). Production for the fourth quarter of 2014 is expected to range between 18,000 and 20,000 BOE per day.

Revenue & Hedging

Oil and gas revenues in the third quarter of 2014 totaled $125 million, up from oil and gas revenues of $100 million in the third quarter of 2013. The variance between the two periods for oil and gas revenues was due primarily to increased production and the progressive shift to a greater percentage of oil and natural gas liquids. Alta Mesa actively manages a portfolio of financial swaps and options with the goal of minimizing its upside price constraints and maximizing its downside price protection. The Company has hedged approximately 90% of its forecasted production of proved developed producing reserves over the next five years at weighted average annual floor prices ranging from $4.29 per MMbtu to $4.57 per MMbtu for natural gas and $80.00 per barrel to $94.21 per barrel for oil.

Lease Operating Expense

Total lease operating expense, inclusive of production and ad valorem taxes and workover expenses, in the third quarter of 2014 was $29 million compared to $30 million in the third quarter of 2013. The net change in total lease operating expense between the two periods was primarily due to a decrease in workover expenses offset by an increase in chemical usage, marketing and gathering, salt water disposal and compression. Additionally, production taxes were up because of the higher production revenues offset in part by a decrease in ad valorem taxes. On a per unit basis, total lease operating expense was $15.75 per BOE in the third quarter of 2014 compared to $19.58 per BOE in the third quarter of 2013.

Depreciation, Depletion and Amortization Expense

Depreciation, depletion and amortization expense in the third quarter of 2014 was $40 million compared to $31 million in the third quarter of 2013. On a per unit basis, depreciation, depletion and amortization expense in the third quarter of 2014 was $21.56 per BOE compared to $20.28 per BOE in the third quarter of 2013.

General and Administrative Expenses

General and administrative expenses in the third quarter of 2014 were $17 million compared to $13 million in the third quarter of 2013. The increase in general and administrative expenses between the two periods was primarily due to $1 million in one-time legal settlement expenses and $3 million in expenses for bonus accruals and executive deferred compensation. On a per unit basis, general and administrative expense was $9.32 per BOE in the third quarter of 2014 compared to $8.85 per BOE in the third quarter of 2013.

Net Income (Loss)

Net Income in the third quarter of 2014 was $59 million, compared to a net loss of ($26) million in the third quarter of 2013. The difference between the two periods was primarily due to higher production plus a gain on sale of assets and gain on derivatives partially offset by higher depreciation, depletion and amortization expense, impairment expense and general and administrative expenses.

Operational Highlights

Sooner Trend:

Alta Mesa's assets in the Sooner Trend area of Oklahoma are large oil fields originally developed with vertical wells on 80-acre spacing and waterflooded to varying degrees. This area has multiple stacked pay zones presently producing from depths of approximately 4,000 feet to 8,000 feet. Several of these zones are being developed with horizontal wells and multi-stage hydraulic fracturing. In the third quarter, 14 horizontal wells were brought on line, including ten Meramec wells, three wells in the Oswego formation and one in the Cleveland formation. Alta Mesa is currently operating two drilling rigs in its horizontal drilling program targeting primarily the Meramec and expects to add a third rig this month for an increased activity level at least through the end of the year. Separately, Alta Mesa participates in additional non-operated drilling, with three rigs that are currently being operated by our working interest partners in the Sooner Trend area. Alta Mesa produced approximately 5,300 BOE per day net from this area (62% oil, 20% natural gas and 18% natural gas liquids) in the third quarter of 2014, up from 1,400 BOE per day in the third quarter of 2013 (58% oil, 34% natural gas and 8% natural gas liquids).

Eagle Ford Shale:

Alta Mesa's Eagleville field is located in Karnes County, Texas and produces from the Eagle Ford Shale. Murphy Oil Corporation is our principal operating partner in the area and has continuously operated two to three rigs on our acreage. During the third quarter of 2014, 22 gross wells (3 net wells) were brought on line. An additional 16 wells were in progress at the end of the quarter. As of the end of the third quarter of 2014 Alta Mesa had working interests in 157 producing wells in this field. Alta Mesa produced approximately 3,000 BOE per day net from this area (79% oil, 10% natural gas and 11% natural gas liquids) in the third quarter of 2014, compared to 3,400 BOE per day in the third quarter of 2013 (87% oil, 6% natural gas and 7% natural gas liquids). The decrease in production reflects the partial sale of Alta Mesa's Eagleville assets during the first quarter of 2014.

Weeks Island:

The Weeks Island Field, located in Iberia Parish, Louisiana, is a historically-prolific oil field with 55 potential pay zones that are structurally and stratigraphically trapped around a piercement salt dome. Alta Mesa is targeting up-dip oil reserves and un-drained fault blocks in this field, which the Company believes offer significant future opportunities for added production and reserves. Since mid-2011 Alta Mesa has continuously employed at least one drilling rig and one completion rig in Weeks Island to exploit its potential for development through new drilling, recompletions, and sidetracking out of existing wells. During the third quarter of 2014, five new wells were brought on line, one of which was a dual completion. Alta Mesa produced approximately 6,000 BOE per day net from this area (82% oil, 18% gas) in the third quarter of 2014, up from 3,300 BOE per day in the third quarter of 2013 (89% oil, 11% natural gas).

Conference Call Information

Alta Mesa invites you to listen to its conference call, which will discuss its financial and operational results, at 2:00 p.m., Central Time, on Wednesday, November 12, 2014. If you wish to participate in this conference call, dial 877-300-8521 (toll free in US/Canada) or 412-317-6026 (for International calls), five to ten minutes before the scheduled start time and reference Conference ID # 10036725. A webcast of the call and any related materials will be available on Alta Mesa's website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-870-5176 (toll free in US/Canada) or 858-384-5517 (International calls), and referencing Conference ID # 10055807.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. Alta Mesa seeks to maintain a portfolio of lower risk properties in plays with known resources where it identifies a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. Alta Mesa maximizes the profitability of its assets by focusing on sound engineering, enhanced geological techniques, including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa's strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words "could", "should", "will", "play", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa's: business strategy; reserves; financial strategy, liquidity and capital required for our development program; realized oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; competition and government regulations; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing our properties; general economic conditions; credit markets; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. Alta Mesa cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa's actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Alta Mesa may issue. Except as otherwise required by applicable law, Alta Mesa disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statements of Operations
(unaudited – dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

REVENUES
Oil	$ 104,196	$ 81,088	$ 276,524	$ 221,198
Natural gas	16,165	15,470	52,705	46,652
Natural gas liquids	4,787	3,006	14,653	10,030
Other revenues (loss)	496	(48)	784	1,110
	125,644	99,516	344,666	278,990
Gain (loss) on sale of assets	18,556	(1,077)	87,107	(2,267)
Gain (loss) — oil and natural gas derivative contracts	39,911	(20,680)	4,483	(6,855)
TOTAL REVENUES	184,111	77,759	436,256	269,868
EXPENSES
Lease and plant operating expense	18,440	18,031	55,022	51,681
Production and ad valorem taxes	8,357	8,130	22,985	21,326
Workover expense	2,316	3,428	7,279	12,013
Exploration expense	15,779	13,508	44,015	22,374
Depreciation, depletion, and amortization expense	39,880	30,667	102,357	83,547
Impairment expense	8,706	2,072	27,908	28,618
Accretion expense	365	460	1,536	1,352
General and administrative expense	17,243	13,378	55,854	32,139
TOTAL EXPENSES	111,086	89,674	316,956	253,050
INCOME (LOSS) FROM OPERATIONS	73,025	(11,915)	119,300	16,818
OTHER INCOME (EXPENSE)
Interest expense	(13,701)	(13,845)	(41,621)	(40,794)
Interest income	2	23	11	121
TOTAL OTHER INCOME (EXPENSE)	(13,699)	(13,822)	(41,610)	(40,673)
INCOME (LOSS) BEFORE STATE INCOME TAXES	59,326	(25,737)	77,690	(23,855)
BENEFIT FROM (PROVISION FOR) STATE INCOME TAXES	—	—	(283)	—
NET INCOME (LOSS)	$ 59,326	$ (25,737)	$ 77,407	$ (23,855)

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 5,704	$ 6,537
Short-term restricted cash	25,783	—
Accounts receivable, net	60,450	43,486
Other receivables	1,130	2,552
Prepaid expenses and other current assets	2,783	3,077
Derivative financial instruments	7,377	5,572
TOTAL CURRENT ASSETS	103,227	61,224
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	694,684	691,770
Other property and equipment, net	10,474	9,100
TOTAL PROPERTY AND EQUIPMENT, NET	705,158	700,870
OTHER ASSETS
Long-term restricted cash	9,162	—
Investment in partnership — cost	9,000	9,000
Deferred financing costs, net	8,827	10,943
Derivative financial instruments	1,782	3,405
Advances to operators	1,073	6,863
Deposits and other assets	1,139	1,186
TOTAL OTHER ASSETS	30,983	31,397
TOTAL ASSETS	$ 839,368	$ 793,491
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 136,797	$ 96,095
Current portion, asset retirement obligations	7,065	3,844
Derivative financial instruments	—	4,483
TOTAL CURRENT LIABILITIES	143,862	104,422
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	51,925	52,179
Long-term debt	695,481	766,868
Notes payable to founder	24,235	23,331
Derivative financial instruments	763	4,486
Other long-term liabilities	5,802	2,312
TOTAL LONG-TERM LIABILITIES	778,206	849,176
TOTAL LIABILITIES	922,068	953,598
COMMITMENTS AND CONTINGENCIES (NOTE 10)
PARTNERS' CAPITAL (DEFICIT)	(82,700)	(160,107)
TOTAL LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)	$ 839,368	$ 793,491

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statement of Cash Flows
(unaudited - dollars in thousands)

	Nine Months Ended
	September 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 77,407	$ (23,855)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	102,357	83,547
Impairment expense	27,908	28,618
Accretion expense	1,536	1,352
Amortization of loan costs	2,158	2,121
Amortization of debt discount	383	383
Dry hole expense	24,911	13,700
Expired leases	1,016	223
Gain (loss) — oil and natural gas derivative contracts	(4,483)	6,855
Settlements of derivative contracts	(3,905)	13,550
Interest converted into debt	904	904
Gain (loss) on sale of assets	(87,107)	2,267
Changes in assets and liabilities:
Restricted cash unrelated to property divestiture	(105)	2,305
Accounts receivable	(16,964)	(2,310)
Other receivables	1,422	3,133
Prepaid expenses and other non-current assets	6,131	6,564
Settlement of asset retirement obligation	(3,278)	(1,358)
Accounts payable, accrued liabilities, and other long-term liabilities	26,816	9,231
NET CASH PROVIDED BY OPERATING ACTIVITIES	157,107	147,230
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(269,827)	(254,955)
Proceeds from sale of property	218,539	7,401
Investment in restricted cash related to property divestiture	(34,840)	—
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(86,128)	(247,554)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	97,500	119,500
Repayments of long-term debt	(169,270)	(18,000)
Additions to deferred financing costs	(42)	(97)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(71,812)	101,403
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(833)	1,079
CASH AND CASH EQUIVALENTS, beginning of period	6,537	5,786
CASH AND CASH EQUIVALENTS, end of period	$ 5,704	$ 6,865
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$ 27,387	$ 26,696
Cash paid (received) during the period for state taxes	$ (125)	$ 18
Change in asset retirement obligations	$ 1,760	$ 1,001
Asset retirement obligations assumed, purchased properties	$ —	$ 169
Change in accruals or liabilities for capital expenditures	$ 20,056	$ (20,686)

Prices

Below is a table of average prices received by the Company with and without the effect of settlements of derivative contracts.

Average Prices including settlements of derivative contracts	Q3-2014
Natural Gas (per Mcf)	$4.62
Oil (per Bbl)	96.99
Natural Gas Liquids (per Bbl)	33.78
Combined realized (per BOE)	67.99

Average Prices excluding settlements of derivative contracts	Q3-2014
Natural Gas (per Mcf)	$4.18
Oil (per Bbl)	98.00

GAAP to Non-GAAP Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense and the non-cash portion of gain/loss on oil and natural gas derivative contracts. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa's financial performance under GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa's profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa's cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated:

	Three Months Ended
	Sept 30,
	2014	2013
Net Income (loss)	$ 59,326	$ (25,737)
Adjustments to net income (loss):
Provision for income taxes	--	--
Interest expense	13,701	13,845
Exploration expense	15,779	13,508
Depreciation, depletion and amortization	39,880	30,667
Impairment expense	8,706	2,072
Accretion expense	365	460
(Gain)/Loss on sale of assets	(18,556)	1,077
(Gain)/Loss – oil & natural gas derivative contracts	(39,911)	20,680
Settlements of oil & natural gas derivative contracts	656	775
Adjusted EBITDAX	79,946	57,347
CONTACT: FOR MORE INFORMATION CONTACT:
         Lance L. Weaver (281) 943-5597
         lweaver@altamesa.net